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       _________________________________________________________________

                       ADMINISTRATIVE SERVICE AGREEMENT



       Between:         Investors Marketing Group, Inc.*
                        Jacksonville, Florida


                        known as IMG



           and:         Republic-Vanguard Life Insurance Company
                        Dallas, Texas


                        known as RVL




     Effective:         September 24, 1996





     *  In California - dba IMG of Florida Insurances Services
        In Utah       - dba Investors Marketing Group Insurance Agency



      __________________________________________________________________



















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Administrative Service Agreement
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_____________________________________________________________________________

THIS AGREEMENT is effective 9/24/96, and is by and between IMG and RVL.

WHEREAS, IMG is in the business of marketing and administering Annuity
Insurance.

WHEREAS, RVL intends to issue Annuity Policies with IMG serving as Administrator.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and upon the terms and conditions contained in this Agreement, RVL and IMG agree as follows:

1. RVL hereby appoints IMG as exclusive Administrator to perform the duties described in this agreement and IMG hereby accepts such appointment. Such appointment shall extend to Annuity policies. This appointment will hereinafter be referred to as the Program.

2. IMG will handle all functions relating to issuance and servicing of RVL's Annuity policies, including, but not limited to, marketing and agency support, licensing and contracting of agents, policy issue and policyowner service, claims and disbursements, and processing of pertinent accounting and actuarial data. Officers of IMG (as designated by RVL) shall have authority to execute such Annuity policies on behalf of RVL. Operating procedures will be mutually agreed upon by IMG and RVL.

3. IMG shall maintain adequate records sufficient to enable RVL to determine plans and other pertinent data for insurance in effect.

4. IMG will forward to RVL monthly settlement reports with appropriate net check by the tenth (10th) of the month for the preceding month showing premiums collected, disbursements made, fees due IMG, and any other information agreed upon beween RVL and IMG.

5. IMG shall allow RVL to monitor IMG operations through mail audits, and on-site inspections by RVL. IMG shall cooperate with RVL with respect to any such inspections and audits. RVL shall assume all financial responsibilities for such inspections and audits except IMG agrees to be responsible for all cost and expenses associated with the use of IMG employees for such in-house inspections and audits.

6. IMG shall conform to the reasonable rules of RVL in its method of conducting business which are communicated in writing. IMG shall comply with all state insurance department regulations











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Administrative Service Agreement
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     and laws pertaining to the Program and maintain the necessary licenses as may be required.

7. All documents, books, and records pertaining to the Program shall be the sole property of RVL, and they will be maintained at the IMG principal office for the duration of this Agreement and for a period of six (6) months following the termination of the Agreement. IMG and RVL agree that RVL shall at all times have access to all records that are the property of RVL and which are the subject matter of this Agreement. They shall be open for inspection by RVL and any Insurance Regulators authorized by law at all reasonable times during the continuation of the Annuity Agreement and, in the event of termination of this Agreement, they shall be available for inspection until all matters related to the administration of the Annuity policies are resolved to the satisfaction of RVL and IMG. RVL may make copies of the files on the policyholders as to whom any problems or questions have arisen regarding coverage, premiums or any other matter pertaining to the coverage of a particular policyholder.

8. IMG shall submit for RVL's prior written approval or rejection, all printed materials which relate to or could affect RVL obligations under Annuity policies issued by RVL. Reference in this Agreement to "prior written approval" of RVL shall be deemed to mean approval by an officer of RVL.

9. Each party hereby agrees to indemnify and hold the other party harmless from and against all losses, costs, damages and expenses (including attorney's fees and extra-contractual damages, subject to the provision below) which the other party may incur by reason of any demand or action by any person arising out of the indemnifying party's negligence in the performance of its duties hereunder. IMG shall indemnify and hold RVL harmless from any liabilities, fines or causes of action made or brought against RVL as a result of IMG's failure to comply with applicable state laws or maintain necessary licenses as may be required.

10. Notwithstanding anything to the contrary, any contract or agreement made by IMG with parties other than RVL shall not be binding upon nor involve RVL unless RVL specifically agrees to it in writing.

11. IMG, with prior written approval from RVL, may contract with any third party(ies) for performance of administrative functions required of IMG under this Agreement provided that:

     a. No such contract shall constitute an assignment or transfer of this Agreement in its entirety; and









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Administrative Service Agreement
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     b.   No such contract shall relieve IMG of primary responsibility for compliance with all terms and conditions of the Agreement.

12. As consideration for IMG's performance of the duties set forth in this Agreement, IMG shall be entitled to the administrative allowances/fees shown in the attached Exhibit A. These allowances are subject to review and negotiation as mutually agreed upon.

13. Effective dates of this Agreement are from 9/24/96, through 12/31/96. This Agreement shall automatically renew for subsequent terms of one year beginning 1/1/97 unless terminated as follows:

     a. RVL shall have the right to terminate this Agreement upon the bankruptcy, reorganization or receivership of IMG; or

     b. IMG shall have the right to terminate this Agreement upon the bankruptcy, reorganization or receivership of any insurance company which constitutes RVL; or

     c. Either party shall give to the other party one hundred eighty (180) days notice prior to the end of the initial or any subsequent term.

14. Upon termination in accordance with paragraph 16 of this Agreement, IMG shall cooperate with RVL in transferring to RVL copies of all documents, books and records pertaining to the Annuity policies if such are determined by RVL to be necessar y. RVL agrees to bear the reasonable cost of any such transfer of information.

15. Whenever this Agreement is terminated for any reason, RVL and IMG shall be entitled to all fees and investments relative to the services provided hereunder.

16. Should the parties to this Agreement engage in a dispute concerning the terms of the Agreement, then the following arbitration rules will apply:

     a. It is the intention of the parties that the customs and usages of the business of insurance shall be given full effect in the interpretation of this Agreement. The parties shall act in all things with the highest good faith. A dispute or difference between the parties with















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Administrative Service Agreement
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          respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be decided by arbitration. The arbitrators are empowered to decide all questions or issues and shall be free to reach their decisions from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict law. The board of arbitration shall meet in Jacksonville, Florida.

     b. To initiate arbitration, a party shall send by certified mail, return receipt requested, to the other party's home office a notice demanding arbitration. The notice shall include the issues for decision and the remedies sought. The party receiving the notice shall thereafter have thirty days within which to respond in writing.

     c. There shall be three arbitrators who shall be active or retired officers of life insurance companies other than the contracting companies or their affiliates. An arbitrator may not be a present or former employee, officer, attorney, or consultant of either of the contracting companies or their affiliates.

     d. Each of the contracting companies shall appoint one of the arbitrators and these two arbitrators shall select the third. In the event that either contracting company should fail to choose an arbitrator within thirty days after the response to the demand for arbitration, the other contracting company may choose two arbitrators, who shall in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty days following their appointment, each arbitrator shall nominate three candidates within ten days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

     e. If more than one insurer/reinsurer is involved in the same dispute, all such insurers/reinsurers shall constitute and act as one party for purposes of the arbitration, and communication shall be made by Investors Marketing Group, Inc. to each of the insurers/reinsurers constituting the one party, provided that nothing therein shall impair the rights of such insurers/reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the insurers/ reinsurers under the terms of this Agreement from several to joint.












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Administrative Service Agreement
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     f.   The arbitrators shall decide by a majority of votes and from their written decision there can be no appeal. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators dec ide otherwise.

17.  This Agreement shall be governed by the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have had their respective officers execute this Agreement in duplicate below.

Investors Marketing Group, Inc. Republic-Vanguard Life Insurance Jacksonville, Florida Company,
                                                        Dallas, Texas


    9/26/96                                 9/26/96
______________________________  ________________________________
Date                            Date



/s/ Susan F. Powell               /s/ John Brill
______________________________  _________________________________
By Susan F. Powell                By   John Brill


Executive Vice President          Senior Vice President
______________________________   ________________________________
Title                            Title



/s/ Glenn Thigpen                /s/ Gordon Jaron
______________________________   ________________________________
Witness                          Witness





















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                                  SCHEDULE A
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                               TO BE DETERMINED